EXHIBIT 3.1

COMPOSITE ARTICLES OF INCORPORATION

OF

INSIGNIA SYSTEMS, INC.(1)

I, the undersigned, being a natural person of full age, for the purpose of forming a corporation under Minnesota Statutes, Chapter 302A, do hereby adopt the following Articles of Incorporation:

ARTICLE I - NAME

The name of the corporation shall be Insignia Systems, Inc.

ARTICLE II — REGISTERED OFFICE

The location and post office address of the corporation’s registered office in the State of Minnesota shall be 8799 Brooklyn Blvd., Minneapolis, MN 55445.

ARTICLE III - STOCK

1.             Authorized Shares. The authorized shares of stock of the corporation shall be 40,000,000 shares of common stock having a par value of $.01 per share.

2.             No Preemptive Rights. No shareholder of the corporation shall have any preemptive or other right to acquire the common stock or any other securities of the corporation.

3.             No Cumulative Voting. The shareholders of the corporation shall not be entitled to cumulate their votes in the election of directors.

ARTICLE IV - INCORPORATOR

The name and post office address of the incorporator are as follows:

James C. Diracles

3500 IDS Center

80 South Eighth Street

Minneapolis, MN 55402

(1) These Composite Articles of Incorporation of Insignia Systems, Inc. reflect the corporation’s Articles of Incorporation, filed with the Secretary of State of Minnesota on January 2, 1990, and all subsequent amendments thereto, which were filed with the Secretary of State of the State of Minnesota on February 1, 1990, September 17, 1991, May 26, 1992, January 5, 1993, April 20, 1999, January 22, 2003, May 22, 2006 and July 31, 2008.

ARTICLE V - DIRECTORS

The following persons shall be the directors of the corporation until their successors are elected and have qualified, or until their earlier death, resignation, removal, or disqualification:

G.L. Hoffman

David Eiss

ARTICLE VI — LIABILITY OF DIRECTORS

To the fullest extent permitted by the Minnesota Business Corporation Act, as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. A repeal or modification of this Article shall not apply to any act or omission by a director which occurs prior to the effective date of such repeal or modification.